CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board, the unaudited interim financial information of Medical Hospitality Group, Inc. as of September 30, 2011, for the six month period ended September 30, 2011, and for the period January 18, 2011 (Inception) to September 30, 2011, and have issued our report thereon dated November 11, 2011. With respect to the Registration Statement No. 333-174533 on Form S-11 of, Medical Hospitality Group, Inc., we acknowledge our awareness of the use therein of said report.

/s/ Chapman, Hext & Co., P.C.

Chapman, Hext & Co., P.C.

Richardson, Texas

November 11, 2011